Exhibit 99.1

InnerWorkings, Inc. Announces First Quarter 2007 Results

Continued Execution Drives Record First Quarter Results

Chicago, IL, May 9, 2007 – InnerWorkings, Inc. (Nasdaq: INWK), a leading provider of print procurement solutions to corporate clients in the United States, today reported record results for the three months ended March 31, 2007.

Quarterly Highlights:

•	Revenue grew 163 percent versus the first quarter of 2006 to a record $58.9 million.
•	Operating income rose 177 percent to $3.8 million, up from $1.4 million in the first quarter of 2006.
•	Year-over-year enterprise revenue increased 113 percent to $35 million.
•	During the quarter the Company added seven new enterprise clients.
•	The Company increased its sales force through the addition of 12 new account executives during the quarter for a total of 163.
•	Diluted earnings per share were $0.05.

Revenue for the Company’s first quarter was $58.9 million, an increase of 163 percent compared to revenue of $22.4 million in the first quarter of 2006. Operating income was $3.8 million, an increase of 177 percent from $1.4 million during the same quarter of 2006. Operating income was 6.4 percent of revenue during the first quarter, up from 6.1 percent during the same quarter of the prior year.

For the three months ended March 31, 2007, net income was $2.7 million, an increase of 222 percent from $0.8 million during the first quarter of 2006. For the quarter, diluted earnings per share were $0.05.

“Our focused growth produced outstanding results, particularly given that the first quarter is not seasonally our strongest, stated Steve Zuccarini, Chief Executive Officer of InnerWorkings. The results indicate that our team continues to execute on our strategy, strengthening customer relationships and increasing our presence in the marketplace. During the quarter we had seven new enterprise

InnerWorkings Inc. Announces First Quarter 2007 Results

wins, and we continue to see extremely positive results in the strategic investments we have made.”

“While we continue to invest and add staff to build our business and capture market share, profitability remains a core objective. Our margins improved over the first quarter of 2006 and were in line with our expectations,” stated Nick Galassi, Chief Financial Officer of InnerWorkings. “At the same time, we’re encouraged by our integration efforts to date and the resulting efficiencies that have been realized.”

Additional first quarter 2007 financial and operational highlights include the following:

•	For the first quarter of 2007, 60 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 40 percent coming from transactional clients.
•	The Company had a cash and marketable securities balance of $66.0 million as of March 31, 2007.
•	The Company’s balance sheet contained no debt as of March 31, 2007.
•

In March 2007, the Company acquired Spectrum Printing Systems, a leading West Coast provider of print management services. Prior to its acquisition, Spectrum had five sales representatives and generated revenue of $12.9 million in 2006. Spectrum contributed $1.0 million in revenue in the first quarter of 2007.

Outlook

The Company continues to anticipate revenue for fiscal year 2007 in the range of $260 million to $280 million with resulting net income and diluted earnings per share in the ranges of $16.0 million to $17.0 million and $0.30 to $0.33, respectively. The Company’s diluted earnings per share reflect the new capital structure as of its IPO and follow-on offering.

“We’re very proud of our team’s exceptional performance to start off the year, and we continue to have confidence in our short- and long-term prospects,” Zuccarini concluded. “Our sales pipeline is as robust as it has ever been, and we believe there remains abundant opportunity in the market for our model.”

Conference Call

A conference call will be broadcast live on Wednesday, May 9, 2007, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Steven E. Zuccarini, Chief Executive Officer, and Nicholas J. Galassi, Chief Financial Officer. Interested parties are invited to listen to the webcast by visiting the Investor section of

InnerWorkings Inc. Announces First Quarter 2007 Results

InnerWorkings’ website at www.iwprint.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. is a leading provider of print procurement solutions to corporate clients in the United States. InnerWorkings creates a competitive bid process to procure, purchase and deliver printed products as part of a comprehensive outsourced enterprise solution and in individual transactions. InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to the Form 10-K, including the “Risk Factors” section, we recently filed with the SEC.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@iwprint.com

InnerWorkings Inc. Announces First Quarter 2007 Results

InnerWorkings, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Three months ended March 31,
	2006	2007
Revenue	$22,434,516	$58,936,159
Cost of goods sold	17,922,324	44,530,102

Gross profit	4,512,192	14,406,057
Operating expenses:
Selling, general, and administrative expenses	3,000,479	10,178,331
Depreciation and amortization	146,881	443,829

Income from operations	1,364,832	3,783,897
Total other income	44,747	552,690

Income before taxes	1,409,579	4,336,587
Income tax expense	583,267	1,674,856

Net income	826,312	2,661,731
Dividends on preferred shares	(557,500)	—

Net income applicable to common shareholders	$268,812	$2,661,731

Basic earnings per share	$0.01	$0.06
Diluted earnings per share	$0.01	$0.05

Weighted average shares outstanding, basic	24,738,447	46,545,330
Weighted average shares outstanding, diluted	29,128,837	49,250,626

InnerWorkings, Inc.

Consolidated Balance Sheets

	December 31, 2006	March 31, 2007
Balance Sheet Data		(Unaudited)
Cash and cash equivalents	$20,612,944	$32,395,750
Marketable securities	9,979,755	33,610,004
Accounts receivable, net of allowance for doubtful accounts	44,990,964	48,416,383
Unbilled revenue	4,691,546	4,518,262
Inventories	2,080,257	2,230,954
Prepaid expenses	5,538,998	4,539,840
Other current assets	1,644,323	1,556,818
Total long-term assets	23,971,117	25,898,189
Total assets	$113,509,904	$153,166,200
Accounts payable-trade	$24,016,249	$24,549,964
Other current liabilities	7,817,456	4,142,804
Total long-term liabilities	221,685	200,433
Total stockholders’ equity	81,454,514	124,272,999
Total liabilities and stockholders’ equity	$113,509,904	$153,166,200

InnerWorkings, Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2006	2007
Cash Flow Data (Unaudited)
Net cash provided by (used in) operating activities	(1,575,644)	1,124,077
Net cash used in investing activities	(278,649)	(29,048,429)
Net cash provided by (used in) financing activities	8,426,248	39,707,158
Increase in cash and cash equivalents	6,571,955	11,782,806
Cash and cash equivalents, beginning of period	2,962,740	20,612,944

Cash and cash equivalents, end of period	$9,534,695	$32,395,750